EXHIBIT 99.1

Public Relations Contact
Dan Berthiaume
Adobe
408-536-2584
dberthia@adobe.com

Investor Relations Contact
Mike Saviage
Adobe
408-536-4416
ir@adobe.com

FOR IMMEDIATE RELEASE
Adobe Appoints John Murphy Chief Financial Officer

SAN JOSE, Calif. - April 5, 2018 - Adobe (Nasdaq:ADBE) today announced the appointment of John Murphy as executive vice president and Chief Financial Officer (CFO), effective April 9, 2018. Murphy will assume the CFO role from Adobe EVP and CFO Mark Garrett, who announced his intent to retire earlier this year. Murphy will report to Adobe president and CEO Shantanu Narayen and will oversee Adobe’s Accounting, Business Operations and Pricing, Financial Planning and Analysis, Financial Reporting, Investor Relations, Internal Audit, Payroll, Procurement, SEC Reporting, Tax and Treasury functions.
Currently Adobe’s SVP, Chief Accounting Officer and Corporate Controller, Murphy has more than 25 years of experience and an extensive background in financial planning and operations, management and strategy, along with deep knowledge of the technology industry. Prior to his role at Adobe, Murphy was SVP and Chief Accounting Officer and Controller at Qualcomm, leading the global financial planning, accounting, reporting, and shared services operations. Previously he spent 10 years at DIRECTV, ultimately leaving the company as SVP and Chief Accounting Officer and Controller. Murphy also held senior financial positions at Experian and Nestlé and began his professional career at PWC. He has an M.B.A. from University of Southern California’s Marshall School of Business and a B.S. in Accounting from Fordham University and is a licensed CPA (inactive).
"We’re excited to have John Murphy step up into the CFO role and continue to drive Adobe’s strong revenue growth and profitability," said Shantanu Narayen, president and CEO, Adobe. "John’s extensive financial experience, strong leadership and commitment to ethical standards make him the ideal choice to drive Adobe’s continued momentum.” Narayen added: “I’d like to thank Mark Garrett for his significant contributions to Adobe’s success.”
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